Exhibit 99.1
Blue Nile Announces Third Quarter 2010 Financial Results
Record Third Quarter Sales of $67.5 Million
Record Third Quarter Non-GAAP Adjusted EBITDA Totals $6.6 Million
Net Income Increases 7.7% to $2.8 Million
Earnings Per Diluted Share Total $0.19
SEATTLE, November 4, 2010 — Blue Nile, Inc. (Nasdaq: NILE), the leading online retailer of diamonds and fine jewelry, today reported financial results for its third quarter ended October 3, 2010.
Net sales totaled $67.5 million, compared to $66.9 million a year ago. Operating income increased 9.8% to $4.2 million, compared to $3.9 million a year ago. Operating income represented 6.3% of net sales compared to 5.8% a year ago. Net income increased 7.7% to $2.8 million, or $0.19 per diluted share, up from $0.17 a year ago.
Non-GAAP adjusted EBITDA for the quarter totaled $6.6 million, a record third quarter level. For the trailing twelve month period ended October 3, 2010, net cash provided by operating activities totaled $26.2 million and non-GAAP free cash flow totaled $24.3 million.
“We delivered record third quarter sales, operating income, non-GAAP adjusted EBITDA, and earnings per share in what remains a challenging consumer environment. During the quarter, sales trends were uneven and reflected consumer confidence levels, which were at historic lows,” said Diane Irvine, Chief Executive Officer. “Sales trends have improved in the current quarter, and we remain focused on providing an exceptional experience to our customers. Across the business, we are gearing up for our peak holiday season. We are prepared with what we believe is our best product assortment ever at tremendous values, and we are competitively well positioned to continue to gain market share in the industry.”
Highlights
•	International sales grew 5.7% in the quarter to $9.3 million, representing a record 14% of total sales. Excluding the impact from changes in foreign exchange rates, international sales increased 3.4%. Sales growth was very strong in Canada and Asia/Asia-Pacific, while sales were weak in the U.K. and Europe as a result of global economic concerns combined with weaker currencies compared to the U.S. dollar.
•	Gross profit for the quarter totaled $14.6 million, compared to $14.8 million a year ago. As a percentage of sales, gross profit totaled 21.7%. Within product categories, sales growth was relatively stronger in non-engagement jewelry as compared to the diamond engagement category.
•	Selling, general and administrative expenses for the quarter were $10.4 million, compared to $10.9 million in the previous year. Selling, general and administrative expenses represented 15.4% of sales, compared to 16.3% last year. Selling, general and administrative expenses include stock-based compensation expense of $1.6 million in the third quarter.
•	Net income per diluted share for the quarter includes stock-based compensation expense of $0.07.
•	At the end of the third quarter, cash and cash equivalents totaled $49.0 million, compared to cash and cash equivalents and short-term investments of $47.5 million a year ago. In 2010, Blue Nile has repurchased 507,101 shares of its common stock for $25.3 million.
Financial Guidance
The following forward-looking statements reflect Blue Nile’s expectations as of November 4, 2010. Actual results may be materially affected by many factors, such as consumer spending, economic conditions and the various factors detailed below.

Expectations for the fourth quarter 2010 (Quarter Ending January 2, 2011):
•	Net sales are expected to be between $106 million and $115 million, representing growth of 3% to 12% compared to fourth quarter 2009.
•	Diluted earnings per share are projected at $0.41 to $0.46.
•	Free cash flow for the year is expected to be between $33 million and $39 million.
Forward-Looking Statements
This press release contains forward-looking statements that include risks and uncertainties, including, without limitation, all statements related to future financial and business performance, market opportunity and plans to grow our business. Words such as “expect,” “anticipate,” “believe,” “project,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon our current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to general economic conditions, our fluctuating operating results, seasonality in our business, our ability to acquire products on reasonable terms, our online business model, demand for our products, our ability to attract customers in a cost effective manner, the strength of our brand, competition, fraud, system interruptions, our ability to fulfill orders and other risks detailed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended January 3, 2010. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended October 3, 2010, which we expect to file with the Securities and Exchange Commission on or before November 12, 2010. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Blue Nile undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.
Conference Call
The Company will host a conference call to discuss its third quarter financial results today at 2:00 p.m. PT/5:00 p.m. ET. A live webcast of the conference call may be accessed at http://investor.bluenile.com. Following the completion of the call, a recorded replay of the webcast will be available for 30 days at the same Internet address. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results. In the event that any non-GAAP financial measure is discussed on the conference call that is not described in this release, related complementary information will be made available at http://investor.bluenile.com as soon as practicable after the conclusion of the conference call.
Non-GAAP Financial Measures
To supplement Blue Nile’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), Blue Nile uses non-GAAP adjusted EBITDA and non-GAAP free cash flow as measures of certain components of financial performance. Blue Nile defines non-GAAP adjusted EBITDA as earnings before interest and other income, taxes, depreciation and amortization, adjusted to exclude the effects of stock-based compensation expense. Blue Nile defines non-GAAP free cash flow as net cash provided by (used in) operating activities less cash outflows for purchases of fixed assets, including internal use software and website development. The Company reports sales information in accordance with GAAP. Internally, management monitors its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars (the “constant exchange rate basis”). Blue Nile’s management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors should also note that the non-GAAP financial measures used by Blue Nile may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. Whenever Blue Nile uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measures. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.
Blue Nile’s management believes that non-GAAP adjusted EBITDA and non-GAAP free cash flow, as defined, as well as international sales on a constant exchange rate basis, provide meaningful supplemental information to the company and to investors. Blue Nile believes that both management and investors benefit from referring to these non-GAAP measures in assessing the performance of Blue Nile and when planning and forecasting future periods. Further, management believes that the inclusion of the non-GAAP adjusted EBITDA and non-GAAP free cash flow calculations provide consistency in Blue Nile’s financial reporting and comparability with similar companies in Blue Nile’s industry. Management believes the constant exchange rate measurement provides a more representative assessment of the sales performance and provides better comparability between reporting periods.
A reconciliation of non-GAAP adjusted EBITDA from net income is as follows (in thousands):

	Quarter ended	Quarter ended
	October 3, 2010	October 4, 2009
Net Income	$2,772	$2,575
Income tax expense	1,479	1,386
Other income, net	(13)	(100)
Depreciation and amortization	776	655
Stock-based compensation	1,581	1,827

Adjusted EBITDA	$6,595	$6,343

	Year to date ended	Year to date ended
	October 3, 2010	October 4, 2009
Net Income	$7,963	$7,359
Income tax expense	4,248	3,962
Other income, net	(145)	(218)
Depreciation and amortization	2,301	1,868
Stock-based compensation	5,279	5,495

Adjusted EBITDA	$19,646	$18,466

A reconciliation of non-GAAP free cash flow from the comparable GAAP measure of net cash provided by (used in) operating activities is as follows (in thousands):

	Quarter ended	Quarter ended
	October 3, 2010	October 4, 2009
Net cash provided by (used in) operating activities	$1,811	$(263)
Purchases of fixed assets, including internal-use software and website development	(696)	(855)

Non-GAAP free cash flow	$1,115	$(1,118)

	Twelve months ended	Twelve months ended
	October 3, 2010	October 4, 2009
Net cash provided by operating activities	$26,184	$23,381
Purchases of fixed assets, including internal-use software and website development	(1,885)	(2,520)

Non-GAAP free cash flow	$24,299	$20,861

The following table reconciles year-over-year the international sales percentage increases (decreases) from the GAAP sales measures to the non-GAAP constant exchange rate basis:

Quarter ended		Effect of foreign	Year over year growth on
October 3, 2010	Year over year growth	exchange movements	constant exchange rate basis

International Sales	5.7%	2.3%	3.4%
About Blue Nile, Inc.
Blue Nile, Inc. is the leading online retailer of diamonds and fine jewelry. The Company delivers the ultimate customer experience, providing consumers with a superior way to buy engagement rings, wedding rings and fine jewelry. Blue Nile offers in-depth educational materials and unique online tools that place consumers in control of the jewelry shopping process. The Company has some of the highest quality standards in the industry and offers thousands of independently certified diamonds and fine jewelry at prices significantly below traditional retail. Blue Nile can be found online at www.bluenile.com, www.bluenile.ca and www.bluenile.co.uk. Blue Nile’s shares are traded on the Nasdaq Stock Market LLC under the symbol NILE.
Contact:
Blue Nile, Inc.
Nancy Shipp, 206-388-3626 (Investors)
nancys@bluenile.com
or
John Baird, 206.336.6805 (Media)
johnb@bluenile.com

BLUE NILE, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	October 3,	January 3,
	2010	2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$48,991	$78,149
Short-term investments	—	15,000
Trade accounts receivable	1,493	1,594
Other accounts receivable	239	241
Inventories	17,208	19,434
Deferred income taxes	187	449
Prepaids and other current assets	1,218	977
Total current assets	69,336	115,844
Property and equipment, net	6,756	7,332
Intangible assets, net	287	325
Deferred income taxes	8,179	6,769
Other assets	119	145
Total assets	$84,677	$130,415

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$41,976	$76,128
Accrued liabilities	5,049	9,805
Current portion of long-term financing obligation	45	44
Current portion of deferred rent	144	205
Total current liabilities	47,214	86,182
Long-term financing obligation, less current portion	761	796
Deferred rent, less current portion	88	168
Stockholders’ equity:
Common stock	20	20
Additional paid-in capital	166,818	156,030
Accumulated other comprehensive (loss) income	(9)	61
Retained earnings	56,962	48,999
Treasury stock	(187,177)	(161,841)
Total stockholders’ equity	36,614	43,269
Total liabilities and stockholders’ equity	$84,677	$130,415

BLUE NILE, INC.
Condensed Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Quarter ended		Year to date ended
	October 3,	October 4,	October 3,	October 4,
	2010	2009	2010	2009
Net sales	$67,451	$66,943	$218,110	$199,198
Cost of sales	52,813	52,146	171,472	156,168

Gross profit	14,638	14,797	46,638	43,030

Selling, general and administrative expenses	10,400	10,936	34,572	31,927

Operating income	4,238	3,861	12,066	11,103

Other income (expense), net:
Interest income, net	10	23	22	101
Other income	3	77	123	117

Total other income (expense), net	13	100	145	218

Income before income taxes	4,251	3,961	12,211	11,321
Income tax expense	1,479	1,386	4,248	3,962

Net income	$2,772	$2,575	$7,963	$7,359

Basic net income per share	$0.19	$0.18	$0.55	$0.51

Diluted net income per share	$0.19	$0.17	$0.53	$0.49

Shares used for computation (in thousands):
Basic	14,334	14,538	14,442	14,515
Diluted	14,904	15,377	15,096	15,152

BLUE NILE, INC.
Condensed Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Year to date ended
	October 3,	October 4,
	2010	2009
Operating activities:
Net income	$7,963	$7,359
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	2,301	1,868
Loss on disposal of property and equipment	—	62
Stock-based compensation	5,369	5,615
Deferred income taxes	(1,148)	(767)
Tax benefit from exercise of stock options	3,615	214
Excess tax benefit from exercise of stock options	(190)	(47)
Changes in assets and liabilities:
Receivables	103	331
Inventories	2,226	988
Prepaid expenses and other assets	(214)	(64)
Accounts payable	(34,145)	(19,964)
Accrued liabilities	(4,756)	(1,632)
Deferred rent and other	(142)	(147)

Net cash used in operating activities	(19,018)	(6,184)

Investing activities:
Purchases of property and equipment	(1,603)	(2,063)
Purchase of short-term investments		(15,000)
Maturity of short-term investments	15,000	—

Net cash provided by (used in) investing activities	13,397	(17,063)

Financing activities:
Repurchase of common stock	(25,336)	—
Proceeds from stock option exercises	1,682	1,195
Excess tax benefit from exercise of stock options	190	47
Principal payments under long-term financing obligation	(34)	(30)

Net cash (used in) provided by financing activities	(23,498)	1,212

Effect of exchange rate changes on cash and cash equivalents	(39)	78

Net decrease in cash and cash equivalents	(29,158)	(21,957)

Cash and cash equivalents, beginning of period	78,149	54,451

Cash and cash equivalents, end of period	$48,991	$32,494